Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use, in Form 10-K of Soleil, L.P. (formerly Jobsinsite, Inc.), of our report dated April 12, 2010 on our audit of the financial statements of Soleil, L.P. (formerly Jobsinsite, Inc.), as of December 31, 2009 & 2008 and the related statements of operations, partners capital and cash flow for the years then ended December 31, 2009 and 2008 & from period of inception (July 14, 2004) through December 31, 2009.

Paritz & Company, P.A.
Hackensack, New Jersey
April 13, 2010